Exhibit 99.1

June 19, 2008	Contact: Steve Taylor
FOR IMMEDIATE RELEASE	(509) 892-5287
Press Release 08-08

HuntMountain La Josefina Drilling Forges Through Winter Season Based on
Strong
Gold and Silver Results

(SPOKANE, WA)  HuntMountain Resources (OTCBB: HNTM) is pleased to report new assay results from the Company’s ongoing diamond core drilling program at the La Josefina gold-silver project in Santa Cruz province Argentina. Results include 0.65 meters (2.13 feet) at a gold equivalent grade* of 41.20 grams/ton (1.32 ounces/ton) consisting of 6.5 grams/ton gold (0.21 ounces/ton) and 1,825 grams/ton silver (58.68 ounces/ton) from a depth of 104 meters (341 feet).

Cerro Cazador S.A., The Company’s wholly owned Argentine subsidiary, commenced drilling at La Josefina late in 2007. To date, 102 HQ diamond core holes have been completed for more than 15,000 meters.  Drilling has been conducted on ten targets previously identified as precious-metal bearing, and the program will continue throughout the Argentine winter season in anticipation of a resource calculation scheduled for early fall.  The current target areas consist of prominent epithermal fissure-vein systems, exhibiting multiple braided veins, veinlets and fault breccias exposed over a cumulative strike length of 4.5 kilometers. Individual mineralized structures range from less than 0.5 meters to greater than three meters in width. Significant assays for the most recently finalized core-holes completed in the “Veta Norte” target area are as follows:

HOLE	From	To	Interval	Gold	Silver	Gold Equiv.*
#	(m)	(m)	(m)	g/t	g/t	g/t
SVN-D08-048	101.35	104.65	3.30	1.54	470.87	10.49
including	104.0	104.65	0.65	6.50	1825.00	41.20
SVN-D08-018	83.16	84.55	1.39	3.41	389.23	10.99
including	83.16	83.88	0.72	3.48	583.0	14.56
SVN-D07-009	102.2	103.12	0.92	9.08	5.17	9.18
including	102.2	102.62	0.42	12.25	6.20	12.37
SVN-D07-005	100.3	101.15	0.85	8.36	16.30	8.67

“The latest assay results are highly encouraging, and we have accelerated our exploration program to continue drilling through the winter,” said Matt Hughes, Executive Vice President & COO.  “We now have two core drill rigs operating twenty-four hours a day with one tasked for general exploration and the other on resource definition.  Exploration is running at full speed and will lead to a steady stream of assay results through the season.  Our goal is to delineate a resource before year end and enter the pre-feasibility stage eighteen months ahead of schedule.  HuntMountain’s commitment to La Josefina is rock solid.”

Drilling is producing approximately 3,000 meters of core per month, or 100 meters per day.  Out of over 110 holes, 95 have been logged and 74 have been split, sampled, and shipped for assay.  The Company anticipates receiving and releasing a considerable amount of additional assay results in the coming weeks.  The La Josefina camp has been significantly upgraded to provide adequate cold weather shelter for the equipment and crew.  Core processing facilities have been improved in addition to the dormitory, kitchen and restroom facilities that support over 40 workers on site.

Certified sample preparation, gold and silver fire assay, and 28 element ICP analysis was carried out by ALS Chemex in Mendoza, Argentina and La Serena, Chile.  See Press Release 08-03 and Press Release-08-06 at www.huntmountain.com for earlier reported assay results.

The La Josefina gold-silver property is an advanced stage exploration project consisting of a 528 square-kilometer area located near the center of the Deseado Massif region of Patagonia in northern Santa Cruz province, Argentina. The property encompasses a zone of epithermal alteration and mineralization one to three kilometers wide and more than ten kilometers in length. Within this area, more than 15 kilometers of precious-metal bearing veins have been identified. The Deseado Massif encompasses an emerging epithermal mineral province with abundant precious metal occurrences. The region currently hosts three producing mines, several deposits being readied for production, and a growing number of additional projects in advanced stages of exploration.

A complete table of all assays over 1 g/t is included below:

HOLE NUMBER	From (m)	To (m)	Interval (m)	Au g/t	Ag g/t

VETA NORTE AREA
SVN-D07-005	62.00	62.7	0.70	3.08	15.8
	100.30	101.15	0.85	8.36	16.3
	102.2	102.7	0.50	3.75	52.8

SVN-D07-006	9.00	9.50	0.50	2.8	84.8

SVN-D07-007	33.90	34.75	0.85	1.375	4.00

SVN-D07-009	102.20	102.62	0.42	12.25	6.20
	102.62	103.12	0.50	6.42	4.30

SVN-D08-017	62.50	63.00	0.50	1.67	32.40

SVN-D08-018	83.16	83.88	0.72	3.48	583.00
	83.88	84.55	0.67	3.33	181.00

SVN-D08-048	101.35	101.90	0.55	1.12	623.00
	101.90	103.00	1.10	0.227	22.70
	104.00	104.65	0.65	6.50	1825.00
	106.00	107.00	1.00	1.045	23.60

SVN-D08-049	27.30	27.85	0.55	2.15	76.20

SVN-D08-050	65.80	66.95	1.15	1.455	5.10

CENTRAL AREA
SC-D08-015	41.75	42.25	0.50	2.51	12.40
	42.25	42.77	0.52	2.10	22.70

SC-D08-028	23.78	24.60	0.82	6.28	3.50
	86.60	87.26	0.66	1.195	3.40
	87.20	87.60	0.40	1.195	3.30
	87.60	88.30	0.70	1.395	10.00
	88.30	88.80	0.50	1.60	8.90

SC-D08-030	63.42	64.00	0.58	2.51	6.80
	64.00	64.91	0.91	6.75	3.80
	64.91	65.35	0.44	4.00	4.70

SC-D08-036	41.00	41.60	0.60	3.32	16.00

SC-D08-042	94.00	94.40	0.40	1.195	3.40
	94.40	94.85	0.45	1.35	4.70
	94.85	95.25	0.40	1.40	8.80

*Gold equivalent grade was calculated by dividing the silver assay result by 52.6 and adding it to the gold value. Gold and silver values reflect prices on  6/13/2008.  Troy ounces/metric ton was calculated by dividing grams by 31.1 and rounding to 2 decimal places. Interval calculations are based on a weighted average using a 1.00 g/t cutoff value.

HuntMountain Resources is a U.S.-based junior exploration company engaged in acquiring, exploring and developing precious and base metals properties throughout North and South America. The Company currently controls and operates projects in Santa Cruz Argentina, Nevada USA, Quebec Canada.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not even be anticipated. This news release is neither a prospectus nor an offer to sell securities or stocks in the company. It is intended for informational purposes only.

FOR FURTHER INFORMATION PLEASE CONTACT:
Steve Taylor, Vice President of Corporate Development
HuntMountain Resources
(509) 892-5287
staylor@huntmountain.com
www.huntmountain.com